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                                                                   EXHIBIT 23.1

                    CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
NetGravity, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of NetGravity, Inc. of our reports dated January 27, 1999, relating to the consolidated balance sheets of NetGravity, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, and the related consolidated financial statement schedule, which reports appear in the December 31, 1998, annual report on Form 10-K of NetGravity, Inc.


                                             /s/ KPMG LLP

San Francisco, California
April 29, 1999